Exhibit 10.14

December 16, 2024

Dear David-Alexandre:

Eledon Pharmaceuticals, Inc. (“Eledon” or the “Company”) and you are parties to the executive employment agreement dated September 9, 2020, as amended on April 27, 2023 (the “Employment Agreement”). The Company desires to provide certain additional benefits to you as described below. The Employment Agreement continues in effect, as amended and supplemented by this letter agreement (the “Letter Agreement”) pursuant to section 11(c) of the Employment Agreement. Capitalized terms not otherwise defined herein shall have the meanings attributed to them in the Employment Agreement.

Performance Bonus. The Employment Agreement provides for your eligibility to receive a pro rata Performance Bonus, if upon the date of your termination of employment for any reason other than a termination by the Company for Cause (a “Qualifying Termination”), the Market Value is equal to or greater than $600 million, but less than $1 billion. For purposes of your eligibility to earn a pro rata performance bonus, the cap is hereby adjusted from $1 billion to $1.5 billion.

The Employment Agreement provides for your eligibility to receive the Performance Bonus upon the occurrence of, at any time during the Measurement Period, the market value of the Company’s Common Stock exceeding $600,000,000 either (1) for a period of 30 consecutive calendar days, (ii) upon a Change of Control of the Company, or (iii) upon a Qualifying Termination. You will be eligible to earn this 1% Performance Bonus in a pro rata amount based on the Company’s market value ranging from $600 million to $1.5 billion. If the Company achieves a Market Value between $600 million and $1.5 billion either (i) for a period of 30 consecutive calendar days, (ii) upon a Change in Control, or (iii) upon the date of a Qualifying Termination, then the amount of the Performance Bonus will be pro-rated between the $6,000,000 threshold bonus and $15,000,000 maximum bonus using linear interpolation. By way of example, if the Company achieves a Market Value equal to $1.2B upon a Change in Control (or for 30 consecutive calendar days or upon the date of a Qualifying Termination), then the amount of the Performance Bonus will equal $12,000,000.

19800 MacArthur Blvd., Suite 250 - Irvine - California - 92612

(949) 238-8090 - www.eledon.com - info@eledonpharma.com

Exhibit 10.14

Except as amended and supplemented by this Letter Agreement, the Employment Agreement shall continue in effect and the terms of the Employment Agreement are incorporated into this Letter Agreement. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Thank you for your continuing contributions to the Company.

Sincerely,

Keith A. Katkin
Chairman of the Board

EXECUTIVE ACKNOWLEDGEMENT

I agree to the terms and conditions set forth above and agree that this letter agreement amends and supplements the Employment Agreement.

/s/ David Alexandre C. Gros December 16, 2024_______________

David-Alexandre C. Gros Date

19800 MacArthur Blvd., Suite 250 - Irvine - California - 92612

(949) 238-8090 - www.eledon.com - info@eledonpharma.com